                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                              POPE & TALBOT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                              POPE & TALBOT, INC.
                             1500 S.W. FIRST AVENUE
                             PORTLAND, OREGON 97201
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 30, 1997

                            ------------------------

    The Annual Meeting of Shareholders of Pope & Talbot, Inc. (the "Company"), a Delaware corporation, will be held at the Riverplace Hotel, 1510 Southwest Harbor Way, Portland, Oregon on Wednesday, April 30, 1997, at 2:00 p.m., for the following purposes:

    1. To elect three persons to the Board of Directors of the Company to serve for a term of three years;

    2. To ratify the selection of independent public accountants for the year 1997; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 3, 1997, are entitled to receive notice of and to vote at the Annual Meeting.

    It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently intend to be present personally at the Annual Meeting, you are urged to complete, date, sign and return the accompanying proxy in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. You may still vote in person if you do attend the Annual Meeting.

                                          By order of the Board of Directors

                                          C. Lamadrid
                                          SENIOR VICE PRESIDENT, SECRETARY
                                          AND CHIEF FINANCIAL OFFICER

Portland, Oregon
March 10, 1997

                                PROXY STATEMENT
                                    GENERAL

    The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting to be held April 30, 1997 and at any adjournment thereof. You may revoke it at any time prior to its use by a written communication to C. Lamadrid, Secretary of the Company, or by a duly executed proxy bearing a later date. Shareholders attending the Annual Meeting may vote their shares in person even though they have already given a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment thereof.

    Only shareholders of record at the close of business on March 3, 1997 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding 13,363,779 shares of common stock entitled to vote. Each share is entitled to one vote except that the election of directors will be conducted pursuant to cumulative voting. Under cumulative voting, each share of common stock is entitled to one vote multiplied by the number of directors to be elected, and that number of votes may be cast for one director or may be distributed among any number of directors as designated by the shareholder or his or her proxy. The Company intends to mail this proxy statement and proxy card, together with the 1996 Annual Report, to its shareholders on March 10, 1997.

    Shares of common stock represented by proxies in the accompanying form which are properly executed and returned to the Company will be voted at the Annual Meeting of Shareholders in accordance with the shareholders' instructions contained in such proxies. Where no such instructions are given, the shares will be voted for the election of directors as described herein, for ratification of Arthur Andersen LLP as the Company's independent public accountants for 1997 and at the discretion of the proxy holders on such other matters as may come before the Annual Meeting.

    A majority of the shares of the Company's common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. In all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions and broker non-votes are each included in the number of shares present for quorum purposes. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to shareholders; whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Board of Directors presently consists of nine directors divided into three classes serving staggered three-year terms. Three directors are to be elected at the Annual Meeting, each to hold office until the 2000 Annual Meeting of Shareholders and until a successor has been elected and qualified. All nominees are presently directors. Six directors will continue to serve in accordance with their prior elections. Unless otherwise instructed, the proxy holders named on the enclosed proxy card intend to utilize the cumulative voting right described above to distribute the votes represented by proxies in such proportion as they shall determine between the three nominees or their substitutes so as to elect the maximum number of such persons. The Board of Directors expects that all of these nominees will be available for election, but in the event that any of these nominees is not so available at the time of the Annual Meeting, proxies received will be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors unanimously recommends a vote for election of all of the above-mentioned nominees as Directors.

CERTAIN INFORMATION REGARDING DIRECTORS AND OFFICERS

    The names of the nominees and the directors continuing in office, their ages, the year each first became a director, their principal occupations during at least the last five years and other directorships held by each are set forth below:

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                     FOR A THREE-YEAR TERM EXPIRING IN 2000

    GORDON P. ANDREWS, age 40, has been a director of the Company since 1994. Mr. Andrews is also a member of the Board's Audit Committee. Since 1982, Mr. Andrews has been associated with Andrews Associates, Inc., a management consulting firm, as a director and in various management positions. He has been the President of Andrews Associates, Inc. since 1993. Mr. Andrews was Vice President of Institutional Sales for Shearson Lehman Brothers from 1990 to 1992.

    PETER T. POPE, age 62, has been a director of the Company since 1962. Since 1971, Mr. Pope has been Chairman of the Board and Chief Executive Officer of the Company. From 1990 to September 1995, he was also President of the Company. Mr. Pope is also a director of the Newhall Land and Farming Company and Pope MGP, Inc. and Pope EGP, Inc., General Partners of Pope Resources.

    BROOKS WALKER, JR., age 68, has been a director of the Company since 1981. Mr. Walker is also a member of the Board's Audit and Human Resources Committees. Since 1988, Mr. Walker has been General Partner of Walker Investors, a venture capital investment partnership. Mr. Walker is also a director of AT&T Capital Corporation, The Gap, Inc. and Greylock Management Corporation.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                             TERM EXPIRING IN 1998

    HAMILTON W. BUDGE, age 68, has been a director of the Company since 1967. Mr. Budge is also a member of the Board's Human Resources Committee. Prior to his retirement in 1990, Mr. Budge was a partner in the law firm of Brobeck, Phleger and Harrison LLP and has been of counsel to that firm since his retirement. Brobeck, Phleger and Harrison LLP is outside general counsel to the Company. Mr. Budge is also a director of TCI International, Inc.

    CHARLES CROCKER, age 58, has been a director of the Company since 1986. Mr. Crocker is also a member of the Board's Audit Committee. Since 1974, Mr. Crocker has been Chairman of the Board of BEI Electronics, a diversified technology firm specializing in military and medical applications. He has been President of Crocker Capital, a private venture capital firm, since 1985. Mr. Crocker is also a director of BEI Electronics, Inc., Fiduciary Trust Company International, KeraVision, Inc. and Superconductor Technologies, Inc.

    MICHAEL FLANNERY, age 52, has been a director of the Company since September 1995, when he was also elected President of the Company. From August 1987 to September 1995, he was Group Vice President, Wood Products Division for the Company.

                             TERM EXPIRING IN 1999

    WARREN E. MCCAIN, age 71, has been a director of the Company since 1989. Mr. McCain is also a member of the Board's Human Resources Committee. Since 1991, Mr. McCain has been Chairman of the Executive Committee of Albertson's, Inc., a grocery store chain, and from 1976 to 1991 was Chairman of the Board and Chief Executive Officer of Albertson's. Mr. McCain is also a director of Albertson's, Inc.

    ROBERT STEVENS MILLER, JR., age 55, has been a director of the Company since 1993. Mr. Miller is also a member of the Board's Audit and Human Resources Committees. Since September 1996, Mr. Miller has been the Vice Chairman of the Board of Morrison Knudsen Corporation, an engineering and construction company, and from April 1995 to September 1996 was Chairman of the Board of Morrison Knudsen. From 1992 to February 1993, he was a senior partner with the investment banking firm of James D. Wolfensohn, Inc. Prior to that time, he was with Chrysler Corporation, an automobile manufacturer, as the Vice Chairman of the Board from 1990 to 1992 and as the Chief Financial Officer from 1981 to 1990. Mr. Miller is also a director of Coleman Company, Federal-Mogul Corporation, Fluke Corporation, Morrison Knudsen Corporation and Symantec, Inc.

    HUGO G. L. POWELL, age 52, has been a director of the Company since 1985. Mr. Powell is also a member of the Board's Audit Committee. Since May 1994, Mr. Powell has been Chief Operating Officer - Americas of Labatt Brewing Company, Ltd., beverage manufacturers and distributors. Prior to that time, he was President of Labatt Breweries of Canada from 1992 to May 1994 and President of Labatt's Ontario Breweries from 1990 to 1992.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information, as of January 30, 1997, regarding the number of shares of the common stock of the Company beneficially owned by each director, by each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group.

                                                        AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                      ---------------------------------------------
                                                                    OPTIONS EXERCISABLE                PERCENT OF
                                                       CURRENTLY     WITHIN 60 DAYS OF                 OUTSTANDING
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                 OWNED(1)     JANUARY 30, 1997      TOTAL      COMMON STOCK
----------------------------------------------------  ------------  -------------------  ----------  ---------------
Gordon P. Andrews...................................    245,815(3)           2,000          247,815          1.9%
Hamilton W. Budge...................................     20,000(4)           2,000           22,000              (2)
Charles Crocker.....................................      1,000              2,000            3,000              (2)
Michael Flannery....................................     16,235(4)          57,430           73,665              (2)
Abram Friesen.......................................        500             12,416           12,916              (2)
William G. Frohnmayer...............................      5,456             43,640           49,096              (2)
Carlos M. Lamadrid..................................     12,837(4)          45,770           58,607              (2)
Warren E. McCain....................................      1,000              2,000            3,000              (2)
Robert Stevens Miller, Jr...........................      1,000(4)           2,000            3,000              (2)
Peter T. Pope.......................................    444,577(5)         235,020          679,597          5.1%
Hugo G. L. Powell...................................       --                2,000            2,000              (2)
Brooks Walker, Jr...................................      1,600              2,000            3,600              (2)
All directors and executive officers as a group (12
  persons including persons listed above)...........    750,020            408,276        1,158,296          8.7%

------------------------

(1) Except as otherwise noted, the directors and named executive officers and all directors and officers as a group have sole voting and investment power with respect to the shares listed.

(2) Less than one percent of the outstanding common stock.

(3) Includes 66,339 shares for which he is co-trustee for his children and his sister's children, and 2,600 shares for which his wife is trustee for his children. Mr. Andrews is Emily T. Andrews' son. See Beneficial Ownership of Over 5% of Pope & Talbot Common Stock below.

(4) Investment and voting power shared with his wife.

(5) Includes 80,000 shares for which he shares investment and voting power and disclaims beneficial ownership. Refer to Emily T. Andrews in table disclosing Beneficial Ownership of Over 5% of Pope & Talbot Common Stock. Also includes 29,158 shares owned by his wife as to which he disclaims beneficial ownership.

INFORMATION ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors has as its two standing committees the Audit Committee and the Human Resources Committee. These committees are composed entirely of non-employee directors. The Board does not have a nominating committee, but the Board as a whole considers and makes nominations for directors.

    The Audit Committee is currently comprised of Brooks Walker, Jr., Chairman, Gordon P. Andrews, Charles Crocker, Robert Stevens Miller, Jr. and Hugo G. L. Powell. The Audit Committee monitors, on a periodic basis, the performance of the independent public accountants and recommends their engagement or dismissal to the Board of Directors. It also reviews with the independent public accountants the scope and results of their audits and their independence with respect thereto and the adequacy of the Company's accounting and financial controls.

    The Human Resources Committee is currently comprised of Hamilton W. Budge, Chairman, Warren E. McCain, Robert Stevens Miller, Jr. and Brooks Walker, Jr. The Human Resources Committee generally performs the functions of a compensation committee and recommends salary, incentive compensation and bonus arrangements for the Company's senior management. Its recommendations are acted upon by the Board of Directors. The Human Resources Committee also has sole authority to administer the Company's stock option and stock bonus plans and make grants or awards thereunder.

    The Board of Directors held five meetings during 1996. The Audit Committee held three meetings and the Human Resources Committee held three meetings. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which he served.

DIRECTOR REMUNERATION

    Each director of the Company, except Messrs. Flannery and Pope, is paid $18,000 per year. In addition, each director, except Messrs. Flannery and Pope, is paid $1,000 for every Board meeting attended plus $700 for each meeting of a standing committee of the Board attended if that meeting is held on the same day as a Board meeting and $1,000 otherwise.

    Under the automatic option grant program in effect under the Company's 1996 Non-Employee Director Stock Option Plan (Director Plan), an individual who first becomes a non-employee member of the Board will receive an automatic option grant for 2,000 shares of the Company's Common Stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 1,000 shares at each Annual Shareholders Meeting at which he continues to serve as a non-employee Board member, whether or not he is standing for re-election at that particular meeting. On April 30, 1996, the date of the 1996 Annual Shareholders Meeting, each non-employee Board member received an automatic option grant under the Director Plan for 2,000 shares of Common Stock with an exercise price of $15.250 per share, the fair market value per share of Common Stock on the grant date. Each 2,000-share and 1,000-share option has a term of ten years and becomes exercisable immediately upon grant.

    No other compensation is paid to the non-employee members of the Board with respect to their service on the Board.

         BENEFICIAL OWNERSHIP OF OVER 5% OF POPE & TALBOT COMMON STOCK

    The following table lists beneficial owners of more than 5% of Pope & Talbot, Inc. common stock as of December 31, 1996.

                                                    VOTING POWER           INVESTMENT POWER
                                               -----------------------  -----------------------                PERCENT
                                                 SOLE        SHARED       SOLE        SHARED       TOTAL      OF CLASS
                                               ---------  ------------  ---------  ------------  ---------  -------------
Emily T. Andrews(1)..........................    813,361     80,000(2)    813,361     80,000(2)    893,361         6.7%
  600 Montgomery Street
  San Francisco, CA 94111

National Rural Electric......................    860,600       --         860,600       --         860,600         6.4%
  Cooperative Association
  4301 Wilson Blvd.
  Arlington, VA 22203

Donald Smith & Co., Inc......................    720,400       --         720,400       --         720,400         5.4%
  East 80 Route 4
  Paramus, NJ 07652

------------------------

(1) Emily T. Andrews is the mother of Gordon P. Andrews. See Security Ownership of Management table.

(2) Represents shares for which she shares voting and investing power and for which she disclaims beneficial ownership. Refer to Peter T. Pope in table disclosing Security Ownership of Management.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the Company's other executive officers whose compensation for the 1996 fiscal year was in excess of $100,000 for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994, respectively. The individuals named in such table will be subsequently referred to as the "Named Executive Officers." No executive officer who would have otherwise been included in such table on the basis of salary and bonus earned for the 1996 fiscal year has resigned or terminated employment during 1996.

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION
                                                       -----------------------------------     LONG-TERM COMPENSATION
                                                                                 OTHER      ----------------------------
                                                                                ANNUAL       OPTIONS/       ALL OTHER
                                                        SALARY      BONUS    COMPENSATION      SAR'S      COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR      ($)(1)     ($)(1)         ($)           (#)          ($)(2)
------------------------------------------  ---------  ---------  ---------  -------------  -----------  ---------------
Peter T. Pope.............................       1996    428,820     --           --            40,000          4,750
  Chairman of the Board                          1995    420,434     --           --            43,700          4,500
  and Chief Executive Officer                    1994    407,872    141,047       --            24,000          4,500

Michael Flannery..........................       1996    277,049     --           --            35,000          4,750
  President(3)                                   1995    223,262     --           --            24,600          4,500
                                                 1994    196,060     93,027       --             5,500          4,500

Carlos M. Lamadrid........................       1996    203,688     --           --            14,000          4,750
  Senior Vice President, Secretary               1995    197,756     --           --            12,300          4,500
  and Chief Financial Officer                    1994    191,848     68,442       --             5,500          4,500

Abram Friesen(4)..........................       1996    170,370(5)    --         --            14,000         --
  Vice President-Division Mgr.                   1995     --         --           --            --             --
  Wood Products Division                         1994     --         --           --            --             --

William G. Frohnmayer.....................       1996    187,698     --           --            14,000          4,750
  Vice President-Division Mgr.                   1995    183,484     --           --            12,300          4,500
  Fiber Products Division                        1994    177,994     32,902       --             5,500          4,500

------------------------

(1) Includes salary and bonus deferred under the Company's Tax Deferred Savings Plan.

(2) Consists of contributions made by the Company to the Tax Deferred Savings Plan on behalf of each Named Executive Officer.

(3) Until September 1995, Mr. Flannery was Group Vice President, Wood Products Division.

(4) Mr. Friesen was named Vice President-Division Manager, Wood Products Division in February 1996. Prior to February 1996, Mr. Friesen did not hold the office of an executive officer of the Company; however, Mr. Friesen did serve as President of Pope & Talbot Ltd., a wholly-owned Canadian subsidiary of the Company.

(5) Mr. Friesen is compensated in Canadian dollars. The compensation above reflects the conversion to U.S. dollars at a year-end 1996 Canadian to U.S. exchange rate of .7297.

STOCK OPTION AND STOCK APPRECIATION RIGHTS

    The following table contains information concerning the grant of stock options and stock appreciation rights (SARs) made under the Company's Stock Option and Appreciation Plan (Option Plan) for the 1996 fiscal year to the Named Executive Officers:

                           OPTION/SAR GRANTS IN 1996

                                                                                                      POTENTIAL REALIZABLE
                                                          INDIVIDUAL GRANTS
                                  ------------------------------------------------------------------    VALUE AT ASSUMED
                                      NUMBER OF          % OF TOTAL                                   ANNUAL RATES OF STOCK
                                     SECURITIES         OPTIONS/SARS                                   PRICE APPRECIATION
                                     UNDERLYING          GRANTED TO        EXERCISE OR                 FOR OPTION TERM(1)
                                    OPTIONS/SARS          EMPLOYEES        BASE PRICE    EXPIRATION   ---------------------
                                    GRANTED(2)(3)      IN FISCAL YEAR     ($/SHARE)(4)      DATE        5%($)      10%($)
                                  -----------------  -------------------  -------------  -----------  ---------  ----------
Peter T. Pope...................         40,000                22.7            15.250        2/1/06     383,626     972,183
Michael Flannery................         35,000                19.9            15.250        2/1/06     335,673     850,660
Carlos M. Lamadrid..............         14,000                 8.0            15.250        2/1/06     134,269     340,264
Abram Friesen...................         14,000                 8.0            15.250        2/1/06     134,269     340,264
William G. Frohnmayer...........         14,000                 8.0            15.250        2/1/06     134,269     340,264

------------------------

(1) The potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their maximum 10-year term, assuming the specified compounded rates of appreciation on the Company's common stock over the option term. However, there is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers. In addition, these assumed values do not take into account option provisions which trigger the termination of the option following cessation of employment, the nontransferability of the options and the vesting schedule in effect for each option which is contingent upon continuous service with the Company for periods of up to five years.

(2) The Option Plan permits the granting of two types of stock appreciation rights: Tandem Stock Appreciation Rights and Independent Stock Appreciation Rights. Tandem Stock Appreciation Rights allow the holder to elect between the exercise of the underlying option for shares of common stock or the surrender of such option for an appreciation distribution from the Company, payable in cash or in shares of common stock. Independent Stock Appreciation Rights may be exercised for an appreciation distribution concurrently with (or within a period not to exceed 12 months following) the exercise of the underlying option for shares of common stock and do not require that option to be surrendered. None of the options granted in 1996 included stock appreciation rights.

(3) Options will become exercisable for the option shares in a series of 5 equal and successive annual installments, beginning February 1, 1997. Each option will become immediately exercisable for all of the option shares in the event the Company is acquired by merger or sale of substantially all of the Company's assets or outstanding common stock, unless the option is assumed or otherwise replaced by the acquiring entity. Upon the termination of the optionee's employment within 18 months after (i) an acquisition of the Company which does not otherwise result in the immediate acceleration of the option or (ii) any hostile change in control of the Company effected by tender offer for 25% or more of the outstanding common stock or proxy contest for Board membership, the option will become immediately exercisable for all of the option shares. Option acceleration will, however, in all instances be limited so as to avoid excess parachute payments under the federal tax laws. For further information concerning these option acceleration provisions, please see the section below entitled Employment Contracts and Change in Control Arrangements. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

(4) The exercise price of each option may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise. The optionee may be permitted, subject to the approval of the Plan Administrator, to apply a portion of the shares purchased under the option (or to deliver existing shares of common stock) in satisfaction of such tax liability. The Plan Administrator also has the authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with a exercise price equal to the lower fair market value of the option shares on the regrant date.

OPTION/SAR EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Executive Officers concerning exercise of options during the 1996 fiscal year and unexercised options held as of the end of that fiscal year. No SAR's were exercised during the 1996 fiscal year by the Named Executive Officers, nor were any SAR's outstanding at the end of such fiscal year.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                                                                          VALUE OF UNEXERCISED
                                                                              NUMBER OF SECURITIES            IN-THE-MONEY
                                                       VALUE REALIZED        UNDERLYING UNEXERCISED            OPTIONS AT
                                                      (MARKET PRICE AT        OPTIONS AT FY-END(#)            FY-END($)(1)
                                   SHARES ACQUIRED      EXERCISE LESS      --------------------------  --------------------------
NAME                               ON EXERCISE (#)   EXERCISE PRICE)($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------------  ---------------  ---------------------  -----------  -------------  -----------  -------------
Peter T. Pope....................        --                  --               193,682        121,158       34,560        33,740
Michael Flannery.................        --                  --                38,480         67,910        6,690        26,795
Carlos M. Lamadrid...............        --                  --                33,480         37,070        6,075        11,210
Abram Friesen....................        --                  --                 6,504         20,952        1,160         9,470
William G. Frohnmayer............        --                  --                33,280         37,070        4,255        11,210

------------------------

(1) Based upon the market price of $15.875 per share, which was the closing selling price of the Company's common stock on the last day of the 1996 fiscal year, less the exercise price payable per share.

PENSION PLANS

    The following table shows the estimated annual pension benefits payable in the aggregate to a covered participant as a single life annuity beginning at normal retirement age (age 65) under the Company's qualified defined benefit pension plan and the nonqualified supplemental pension plans which provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code and other applicable limitations on qualified plan benefits. The estimated benefits are based upon the remuneration that is covered under the plans and years of service with the Company and its subsidiaries and are not subject to offsets for Social Security retirement benefits:

                               PENSION PLAN TABLE

   FINAL                           YEARS OF SERVICE
  AVERAGE     ----------------------------------------------------------
   SALARY         15          20          25          30          35
------------  ----------  ----------  ----------  ----------  ----------
 $  100,000   $   25,871  $   34,494  $   43,118  $   45,618  $   48,118
    125,000       33,371      44,494      55,618      58,743      61,868
    150,000       40,871      54,494      68,118      71,868      75,618
    175,000       48,371      64,494      80,618      84,993      89,368
    200,000       55,871      74,494      93,118      98,118     103,118
    225,000       63,371      84,494     105,618     111,243     116,868
    250,000       70,871      94,494     118,118     124,368     130,618
    300,000       85,871     114,494     143,118     150,618     158,118
    350,000      100,871     134,494     168,118     176,868     185,618
    400,000      115,871     154,494     193,118     203,118     213,118
    450,000      130,871     174,494     218,118     229,368     240,618
    500,000      145,871     194,494     243,118     255,618     268,118

    A participant's compensation covered by the Company's pension plan is his or her average salary for the five consecutive calendar plan years within the last ten years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for less than five full calendar years, the period of his or her employment with the Company. Covered compensation estimated for Named Executive Officers as of the end of the last calendar year is: Mr. Pope, $435,156; Mr. Flannery, $283,260; Mr. Lamadrid, $208,656; Mr. Friesen, $176,634; and Mr. Frohnmayer, $191,016. Mr. Friesen is compensated in Canadian dollars and the estimated covered compensation shown has been converted to U.S. dollars using the year-end 1996 exchange rate of .7297. The estimated years of service for each Named Executive Officer is as follows:
Mr. Pope, 31 years; Mr. Flannery, 10 years; Mr. Lamadrid, 23 years; Mr. Friesen, 9 years; and Mr. Frohnmayer, 19 years. Refer to Employment Contracts, Change in Control Arrangement and Retirement Arrangement for discussion of Mr. Lamadrid's retirement benefits.

EMPLOYMENT CONTRACTS, CHANGE IN CONTROL ARRANGEMENT AND RETIREMENT ARRANGEMENT

    The Company does not have any employment agreements with any of the executive officers named in the Summary Compensation Table. However, the Company has entered into special severance agreements with each of the Named Executive Officers. Under these agreements, the executive officers will be entitled to certain benefits in the event their employment is involuntarily terminated (other than for cause) within 18 months following a change in control of the Company. Involuntary termination is defined in each severance agreement as the officer's involuntary discharge or dismissal (other than for cause) by the

Company or his/her voluntary termination of employment following a material reduction in compensation or level of responsibilities.

    The benefits to be provided upon such officer's involuntary termination include (i) the acceleration of all unvested options and stock appreciation rights held by the officer under the Company's Stock Option and Appreciation Plan and (ii) the vesting of all restricted shares of the Company's common stock held in escrow for the officer under the Company's Restricted Stock Bonus Plan. In addition, to the extent the spread on the accelerated options and stock appreciation rights which exists at the time of the officer's involuntary termination (i.e., the excess of the then current market price of the Company's common stock subject to such options and stock appreciation rights over the exercise price) and the then current market price of the shares which vest under the Restricted Stock Bonus Plan do not in the aggregate exceed two times the officer's base salary and bonuses for the fiscal year preceding the fiscal year of involuntary termination, the officer will receive a lump sum cash severance payment in an amount sufficient to bring the total benefit package up to the two times salary-and-bonus amount. However, the value of the total benefit package (option acceleration, share vesting and severance payment) is limited to 2.99 times the officer's average W-2 wages from the Company for the five calendar years immediately preceding the calendar year in which the change in control occurs. This limitation is designed to prevent the benefit package from becoming an excess parachute payment under the federal tax laws.

    Each severance agreement contains a detailed procedure for valuing the officer's total benefit package and determining whether or not the total value of the package exceeds the parachute payment limitation. In no event, however, will benefits be reduced if they are found to represent reasonable compensation for the officer's services with the Company prior to involuntary termination.

    For purposes of each severance agreement, a change in control is defined as
(i) the successful acquisition of 25% or more of the Company's outstanding voting stock pursuant to a third-party tender or exchange offer which the Board of Directors does not recommend the Company's shareholders accept or (ii) a change in the composition of the Company's Board of Directors which occurs because the individuals nominated for election or re-election by majority vote of those members of the Board elected at the last shareholder meetings at which there were not contested elections for Board membership fail to be elected or re-elected by the shareholders by reason of one or more contested elections for Board membership.

    In the event benefits were to become due in the year ending December 31, 1997 under the severance agreements currently in effect for the executive officers listed in the Summary Compensation Table, the maximum amounts payable would be as follows: Mr. Pope, $1,456,203; Mr. Flannery, $889,162; Mr. Lamadrid, $840,191; Mr. Friesen, $529,895; and Mr. Frohnmayer, $755,383. Mr. Friesen is compensated in Canadian dollars and this maximum amount payable has been converted to U.S. dollars using the year-end 1996 exchange rate of .7297.

    The Human Resources Committee of the Company's Board of Directors has approved a special early retirement arrangement for Mr. Lamadrid pursuant to which he will retire from the company on August 31, 1997. Under the arrangement, Mr. Lamadrid will be provided with the following benefits upon his retirement:
(i) pension benefits calculated under the Company's pension plans as if he had continued in employment for an additional three years through age sixty-five and his salary had increased at the rate of three percent per year over that three-year period, (ii) continued health care coverage through age sixty-five,
(iii) a cash bonus equal to one hundred percent of base salary and (iv) a one-year period following his retirement date in which to exercise his outstanding options for any shares for which those options are exercisable on his retirement date. Refer to Summary Compensation Table, Option/SAR Exercises and Holdings and Pension Plans for related information.

                        HUMAN RESOURCES COMMITTEE OF THE
                               BOARD OF DIRECTORS
                         EXECUTIVE COMPENSATION REPORT

    The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation.

    It is the duty of the Human Resources Committee to set the base salary of the Company's executive officers and to administer the Company's Stock Option and Appreciation Plan under which grants may be made to such officers and other key employees. In addition, the Human Resources Committee administers the Company's Executive Incentive Plan under which the Company's executive officers and other key employees may earn additional bonus amounts each year based upon individual performance and the Company's attainment of specified performance goals.

GENERAL COMPENSATION POLICY

    The fundamental policy of the Human Resources Committee in compensation matters is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance and their contribution to the financial success of the Company. It is an objective of this policy to have a substantial portion of each officer's total annual compensation contingent upon the achievement of such financial and performance goals. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which is designed primarily to be competitive with base salary levels in effect both at companies within the forest products industry which are of comparable size to the Company and at companies outside of such industry with which the Company competes for executive talent, (ii) annual variable performance awards payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the Human Resources Committee, and
(iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's shareholders. As an employee's level of responsibility and accountability within the Company increases over time, a greater portion of his or her total compensation is intended to be dependent upon Company and personal performance and stock price appreciation rather than upon base salary.

    In order to facilitate the implementation of these policies, the Human Resources Committee has in the past employed, and expects to continue to employ, the services of a nationally recognized, independent compensation consulting firm.

    FACTORS. The principal factors considered by the Human Resources Committee in establishing the components of each officer's compensation package for the 1996 fiscal year are summarized below:

    - BASE SALARY. The base salary for each executive officer is determined on the basis of internal comparability considerations and the base salary levels in effect for comparable positions taken into account for comparative compensation purposes at the Company's principal competitors, both inside and outside the industry. Within the forest products industry the peer group consists of 32 companies of which 17 are included in the Value Line Paper and Forest Products Index which is included in the stock price performance graph on page 15. The base salary level for executive officers is generally at the median level determined for such individuals on the basis of the external salary data provided the Committee by the independent compensation consulting firm. Salaries are reviewed on an annual basis, and adjustments to each executive officer's base salary are based upon individual performance and salary increases paid by the Company's competitors.

    - ANNUAL INCENTIVE COMPENSATION. An annual bonus may be earned by each executive officer under the terms of the Executive Incentive Plan, provided the Company's earnings for the fiscal year exceed 4% of shareholder equity, as measured at the start of that year. For the 1996 fiscal year, bonuses under this program were based on the following factors: (i) the extent to which the company-wide performance objective was obtained, (ii) earnings achieved at the division level, for those executives who are division leaders rather than corporate officers, and
      (iii) personal performance. The target bonus for each executive officer was established by the Human Resources Committee at the start of the year, with the target bonus per executive officer set at 25% to 35% of base salary (in accordance with his position at the Company) and the maximum bonus limited to a range between 50% and 70% of base salary for the year. The Company did not meet the minimum corporate performance thresholds established for 1996 and therefore, no cash incentive bonus payments were made to any of the executive officers named in the Summary Compensation Table.

    - LONG-TERM INCENTIVE COMPENSATION. In February 1996, the Human Resources Committee approved the grants of stock options to each of the Company's executive officers under the Company's Stock Option and Appreciation Plan (see the table titled "Option/SAR Grants in 1996" on page 8). These grants are designed to align the interests of each executive officer with those of the Company's shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The option grant to each executive officer for the 1996 fiscal year was based on maintaining the total number of option grants made to each executive officer over the past five years to a competitive median level based upon recommendations submitted by the independent compensation consulting firm retained by the Company.

     Each option grant allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the date preceding the grant date) over a specified period of time (up to 10 years). The exercisability of these stock options generally vests in equal installments over a five-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company for one or more years during which the option vests, and then only if the market price of the underlying shares appreciates over the option term.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation in excess of $1 million paid to certain of their executive officers. The total compensation paid to the Company's executive officers during the 1996 fiscal year, whether paid in cash or through the gain realized upon the exercise of outstanding stock options, did not approach the $1 million limitation per covered executive officer, and the Human Resources Committee expects that the total compensation to be paid to the executive officers for the 1997 fiscal year will remain under the $1 million limit. Accordingly, the Human Resources Committee has decided at this time not to take any action to limit or restructure the elements of cash and equity compensation payable to the Company's executive officers. The Human Resources Committee will reconsider this decision should the individual compensation of any executive officer approach the $1 million level.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In setting the compensation payable to the Company's Chief Executive Officer, Mr. Pope, the Human Resources Committee has sought to establish a competitive rate of base salary, while at the same time tying a significant percentage of his overall compensation package to individual and Company performance and stock price appreciation.

    Mr. Pope's base salary is established through an evaluation of salaries paid to similarly situated chief executive officers both at companies in the forest products industry which are of comparable size to the Company and at companies in other industries with which the Company competes for executive personnel. These same companies form the peer group for comparative compensation purposes for all other executive officers of the Company. In setting Mr. Pope's base salary, it is the intent of the Human Resources Committee to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the 1996 fiscal year, Mr. Pope's base salary was set at the median level in effect for chief executive officers at the surveyed companies. In February 1997, the Human Resources Committee conducted its annual review of Mr. Pope's base salary level and increased his base salary by 4% effective March 1, 1997. The increase was designed to maintain Mr. Pope's base salary at approximately the mid-point of the base salary projections of surveyed companies for the 1997 calendar year.

    The Company did not meet the minimum corporate performance thresholds established under the Executive Incentive Plan, therefore, no cash incentive payments were made to Mr. Pope for the 1996 fiscal year.

    In February 1996, the Human Resources Committee granted Mr. Pope options to purchase 40,000 shares of the Company's common stock under the Stock Option and Appreciation Plan. The option was based upon an evaluation of competitive median grant levels prepared and reported to the Human Resources Committee by the independent compensation consulting firm retained by the Company.

                           HUMAN RESOURCES COMMITTEE

Hamilton W. Budge                         Robert Stevens Miller, Jr.
Warren E. McCain                          Brooks Walker, Jr.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Human Resources Committee serves as the Company's Compensation Committee, and its members are as named above. No member of the Human Resources Committee was at any time during the 1996 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Human Resources Committee.

    Mr. Budge is of counsel to the law firm of Brobeck, Phleger & Harrison LLP, outside general counsel to the Company.

                            STOCK PERFORMANCE CHART

    The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock during the five fiscal-year period ended December 31, 1996, with the cumulative total return on the S&P 500 Index and the Value Line Paper and Forest Products Index for that same period. The comparison assumes $100 was invested on December 31, 1991 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             POPE & TALBOT, INC.    STANDARD & POORS 500   PAPER/FOREST PRODUCTS
1991                       $100.00                $100.00                $100.00
1992                       $108.95                $107.79                $110.61
1993                       $202.43                $118.66                $125.84
1994                       $115.85                $120.56                $126.00
1995                       $101.64                $165.78                $137.18
1996                       $127.96                $204.32                $150.79

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Executive Compensation Report and the preceding Stock Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or Graph be incorporated by reference into any future filings.

                 SECTION 16(A)--BENEFICIAL OWNERSHIP COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of the Company's common stock and other equity securities. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

    Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 1996 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners.

                                 PROPOSAL NO. 2
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee of the Board, appointed Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997, subject to ratification by the shareholders at the Annual Meeting. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires, and to respond to appropriate questions. The Board of Directors recommends that the shareholders approve this appointment. Although this appointment is not required to be submitted to a vote by the shareholders, the Company continues to believe it appropriate, as a matter of policy, to request the shareholders' ratification. If the shareholders do not ratify this appointment, the Board of Directors will reconsider such selection.

                             SHAREHOLDER PROPOSALS

    A shareholder who intends to present a proposal at the 1998 Annual Meeting of Shareholders must submit such proposal by November 10, 1997, for inclusion in the Company's 1998 proxy statement and form of proxy relating to such meeting. The proposal must be mailed to Mr. C. Lamadrid, Senior Vice President, Secretary and Chief Financial Officer, Pope & Talbot, Inc., 1500 S.W. First Avenue, Portland, Oregon 97201. Such proposals will be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                            SOLICITATION OF PROXIES

    The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies personally or by telephone. The Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters which will be presented for action at the meeting. However, if other matters come before the meeting, the persons named in each proxy intend to vote it in accordance with their best judgment.

                        ANNUAL REPORT--FINANCIAL MATTERS

    The annual report to shareholders covering the operations of the Company for the year 1996, including financial statements is enclosed herewith.

                                          By order of the Board of Directors

                                          C. Lamadrid
                                          SENIOR VICE PRESIDENT, SECRETARY
                                          AND CHIEF FINANCIAL OFFICER

                            POPE & TALBOT, INC.
                                   PROXY

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS, APRIL 30, 1997

     The undersigned hereby appoints Michael Flannery, Warren E. McCain and Hugo G. L. Powell, jointly and severally, with full power of substitution, proxies of the undersigned, to vote the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Pope & Talbot, Inc., to be held on April 30, 1997, and at any adjournments thereof:



--------------------------------------------------------------------------------
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

Please mark your votes as indicated in this example /X/

 WITH     WITHOUT   1.  Authority to vote for the following nominees to the
 / /        / /         Board of Directors to serve three-year terms, as
                        described in the accompanying Proxy Statement (THE
                        BOARD OF DIRECTORS FAVORS A VOTE WITH AUTHORITY):

                        Gordon P. Andrews, Peter T. Pope, Brooks Walker, Jr.


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

_______________________________________________________________________________


 FOR   AGAINST   ABSTAIN   2. The proposal to ratify the selection of Arthur
 / /     / /       / /        Andersen LLP to continue as independent
                              certified public accountants for the year
                              1997 (THE BOARD OF DIRECTORS RECOMMENDS A
                              VOTE FOR): and

3. In their discretion, upon any such other matters as may properly come before the meeting.


UNLESS OTHERWISE SPECIFIED, THE PROXIES ARE GRANTED THE AUTHORITY TO VOTE FOR THE ELECTION OF ALL OR ANY OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.


_____________________________________________     Dated __________________, 1997
Please sign here exactly as name(s) appear(s) hereon. (When signing as attorney, administrator, trustee, guardian or corporate officer, please so indicate.)



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